                                  EXHIBIT 18

                           [On Interact Letterhead]

                                April __, 2001

THIS LETTER IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF THE COMPANY. SCHEDULES TO AND 14D-9, WHICH ARE AVAILABLE FOR FREE ON THE SEC'S WEBSITE AT www.sec.gov, CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. UPON REQUEST, THE COMPANY WILL MAIL YOU A FREE COPY OF ITS SCHEDULE 14D-9, INCLUDING EXHIBITS ON REQUEST.

NOTICE TO OPTION HOLDERS OF ACCELERATION OF VESTING AND EXPIRATION OF OPTIONS
         ISSUED UNDER THE COMPANY'S 1996 EQUITY INCENTIVE PLAN

     As you may know, Interact Commerce Corporation, formerly known as SalesLogix Corporation (the "Company"), has entered into an agreement and plan of merger dated as of March 27, 2001 (the "Merger Agreement") with The Sage Group plc, a corporation organized under the laws of England ("Parent"), and its indirect, wholly owned subsidiary Isaiah Acquisition Corp., a Delaware corporation ("Purchaser"), that provides for the acquisition of the Company by Parent at a price of $12.00 per share in cash (the "Offer Price").

     In accordance with the terms of the Merger Agreement, on April 4, 2001, Parent filed a tender offer statement with the Securities Exchange Commission (the "SEC") on Schedule TO and the Company filed a solicitation/recommendation statement with respect to such tender offer with the SEC on Schedule 14D-9. Over the next several days, copies of these filings will be made available to stockholders of the Company at no expense. The filings are also available for free on the SEC's website at www.sec.gov. In addition, upon request to the
                             -----------
Company's stock plan administration manager, Betsy Eberg, at 480-444-4940, the Company will mail you a free copy of its Schedule 14D-9, including exhibits on request.

     Following successful completion of the tender offer, the Merger Agreement provides that Purchaser will be merged (the "Merger") with and into the Company (the "Surviving Corporation"), and all shares not purchased by Purchaser in the tender offer will be converted into the right to receive $12.00 per share in cash in the Merger in accordance with the Merger Agreement. The purpose of this letter is to notify you that (a) in accordance with the automatic vesting on a Change of Control provision in your stock option award agreement(s), all options ("Incentive Options") to purchase shares of the Company's Common Stock issued under the Company's 1996 Equity Incentive Plan (the "Incentive Plan") shall be deemed to be 100% vested and exercisable upon the initial closing of the tender offer, and (b) pursuant to the authority set forth in Section 13.3 of the Incentive Plan, the Company's Board of Directors has caused the Merger Agreement to provide that the expiration of all Incentive Options shall be accelerated so that immediately prior to the effective time of the Merger (the "Effective
     ---------------------------------------------------------------------
Time"), all unexercised Incentive Options then outstanding will expire and, to
------------------------------------------------------------------------------
the extent the exercise price of such options is less than $12.00 per share, be
-------------------------------------------------------------------------------
cashed out.
----------

     Specifically, Section 2.4(a) of the Merger Agreement provides that, immediately prior to the Effective Time, each outstanding Incentive Option shall be cancelled and, in consideration of such cancellation, Parent shall, or shall cause the Surviving Corporation to, pay to the holders of Incentive Options, an amount in respect thereof equal to the product of (x) the excess, if any, of the Offer Price over the exercise price of each such Incentive Option and (y) the number of shares subject thereto (such payment, if any, to be net of applicable withholding and excise taxes).

     You may elect to exercise your Incentive Options at any time prior to the Effective Time, and, in your discretion, (a) sell the shares you acquire upon such exercise in the open market, (b) tender such shares in the tender offer described above, which is currently scheduled to expire at midnight on May 2, 2001, but may be extended for additional periods in accordance with the Merger Agreement or (c) hold such shares until the Merger. Alternatively, you may elect not to exercise your Incentive Options and they will be cashed out in the manner described in the preceding paragraph immediately prior to the Effective Time. As of the Effective Time, the Incentive Plan shall terminate.

     Individual tax implications attendant to the acquisition and disposition of options and shares pursuant to the Incentive Plan are the responsibility of the individual participant - please consult your personal tax advisor. The brief description of federal tax consequences provided in the prospectus for the Incentive Plan made available to you on the Company's Intranet is based upon the law and the policies of the United States Department of the Treasury and the IRS as of the date of the prospectus, and it should be understood that such description is not exhaustive, that the law may change and, further, that special rules are provided with respect to situations not specifically discussed therein.

     Please call the Company's stock plan administration manager, Betsy Eberg, at 480-444-4940 if you have any questions.

                             John Harbottle



                             Vice President, Finance and Chief Financial Officer